Exhibit 12.1

[Letterhead of Gusrae Kaplan Nusbaum PLLC]

[·],2019

Prometheum, Inc.
120 Wall Street, 25th Floor
New York, NY 10005

Re:        Offering Statement on Form 1-A (File No. 024-10760)

Ladies and Gentlemen:

We have acted as counsel to Prometheum, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Regulation A promulgated under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 49,500,000 units (the “Units”) consisting of (i) one share (the “Shares”) of the Company’s common stock, par value $0.00001 per share and warrants (the “Ember Warrants”) to purchase, when and if issued, ember tokens (the “Ember Tokens”) and 500,000 Ember Warrants to be issued by the Company as incentives. The Units, Shares, Ember Warrants and Ember Tokens are collectively referred to herein as the “Securities.”

We have examined such documents and have reviewed such questions of law we considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that upon qualification of the Offering Statement:

(i)	the Securities will be duly authorized for issuance by all necessary corporate action by the Company;
(ii)	the Shares, when issued, delivered and paid for as described in the Offering Statement, will be validly issued, fully paid and non-assessable;
(iii)	the Units and Ember Warrants, when issued, delivered and paid for as described in the Offering Statement, will constitute binding obligations of the Company enforceable against the Company in accordance with their terms;
(iv)	the Ember Tokens, when created in the Genesis Block, when issued, delivered and paid for as described in the Offering Statement, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Gusrae Kaplan Nusbaum PLLC